                                EXHIBIT 10(a)


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement of The Travelers Fund ABD II for Variable Annuities (the "Fund") on Form N-4 (File No. 333-23327) of our report dated February 7, 1997, on our audit of the financial statements of the Fund, which report is included in the Fund's Annual Report for the period December 16, 1996 (date operations commenced) to December 31, 1996 which is incorporated by reference in this Pre-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm as experts in accounting and auditing under the caption "Independent Accountants" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.




Hartford, Connecticut
June 30, 1997